Exhibit 99.1

Contact:	Doug Guarino	Director of Corporate Relations	781-647-3900
	Jon Russell	Vice President of Finance
ALERE INC. ANNOUNCES STOCK REPURCHASE AUTHORIZATION
WALTHAM, MA...December 9, 2010...Alere Inc. (NYSE: ALR), a global leader in enabling individuals to take charge of their health at home through the merger of rapid diagnostics and health management, announced today that its Board of Directors has authorized the initial repurchase of up to $50 million worth of its common or preferred stock. Alere’s senior secured credit agreement, as amended, permit aggregate stock repurchases of up to $200 million and financial covenants under the indentures governing Alere’s outstanding senior and senior subordinated notes would currently allow aggregate stock repurchases of up to approximately $140 million.
Shares would be repurchased in the open market, or in privately negotiated transactions, at times and in amounts considered appropriate based on factors including price and market conditions. Additionally, the Board of Directors authorized that purchases can be made pursuant to a plan adopted under Rule 10b5-1 of the Securities Exchange Act of 1934. A Rule 10b5-1 plan allows Alere to repurchase its shares during periods when the company would normally not be active in the market due to its own internal trading blackout periods. Any purchases made under Rule 10b5-1 would be made according to a predefined plan that is established when Alere is not in possession of material non-public information.
There is no guarantee as to the exact number of shares that will be repurchased under the plan or that there will be any repurchases under the plan.
For more information about Alere, please visit our website at http://www.alere.com.
By developing new capabilities in near-patient diagnosis, monitoring and health management, Alere enables individuals to take charge of improving their health and quality of life at home. Alere’s global leading products and services, as well as its new product development efforts, focus on infectious disease, cardiology, oncology, drugs of abuse and women’s health. Alere is headquartered in Waltham, Massachusetts.
Source: Alere Inc.